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                                                                   Exhibit 10.65

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
Tel: 212-902-5904

Henry M. Paulson, Jr.
Chairman
Chief Executive Officer

                                                                   [LOGO]Goldman
                                                                         Sachs

                                                       February 6, 2001

PERSONAL AND CONFIDENTIAL

Mr. James A. Johnson
Johnson Capital Partners
600 New Hampshire Avenue, N.W.
Suite 620
Washington, DC 20037

Dear Jim:

      In light of the recent Board action modifying aspects of outside director compensation, we are writing to set forth the current terms of your compensation as a director of The Goldman Sachs Group, Inc. ("GS Inc."). These terms are, of course, subject to future modification by the Board.

      As compensation for your services, you will receive:

      o     $35,000 per year (the "Annual Retainer");

      o $15,000 per year for serving on each of the Board committees of which you are a member plus an additional $10,000 per year for serving as Chairman of a committee (the "Committee Fees") (currently, you are Chairman of the Compensation Committee and are a member of the Audit Committee);

      o $1,000 for each meeting of the Board or of a Board committee that you attend (the "Meeting Fees"); and

      o an annual grant (the "Annual Grant"), at your election on or before September 30th of each year, of (a) 2,000 fully vested restricted stock units ("RSUs"); (b) fully vested options ("Options") to purchase 6,000 shares of GS Inc. common stock; or (c) 1,000 RSUs and Options to purchase 3,000 shares of GS Inc. common stock.

      The Annual Retainer and the Committee Fees will be paid annually in arrears in the form of RSUs unless GS Inc. determines to pay them in cash. On December 28, 2000, you were granted 870 RSUs in respect of the Annual Retainer and the Committee Fees for the 2000 fiscal year.
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      The Meeting Fees are payable in cash and will be paid to you annually in arrears; your Meeting Fees for the 2000 fiscal year were $16,000 and have been paid to you.

      RSUs for the Annual Retainer, the Committee Fees and the Annual Grant will provide for delivery of shares of GS Inc. common stock on the last business day in May in the year following the date on which you cease to be a director of GS Inc. All RSUs will be granted to you as of the date of grant of any year-end equity award granted generally to employees of GS Inc. and its affiliates or, if no such award is granted, as of the last day of December of such fiscal year (or in the case of RSUs for the Annual Grant, as of the last day of December of the fiscal year to which the grant pertains). The number of RSUs you receive for the Annual Retainer and the Committee Fees will be determined in the same manner as grants to employees for year-end RSUs granted to employees for that fiscal year or, if no such RSUs are granted, at a grant price equal to the average closing price of GS Inc.'s common stock on the New York Stock Exchange over the 10 trading days up to and including the last day of the fiscal year. All RSUs will be subject to the terms and conditions of the Stock Incentive Plan and the relevant award agreements.

      For the 2001 fiscal year, you have elected to receive as your Annual Grant Options to purchase 6,000 shares of GS Inc. common stock; the RSUs issued to you on December 29, 2000 in respect of that Annual Grant were cancelled and exchanged for these Options. These Options were granted on January 31, 2001; will have the same exercise price ($82.875) as options granted to employees for the 2000 fiscal year; will become exercisable on the earlier of (a) the first trading day in January 2004 unless that day is not during an "access person window period" ("Window Period") under GS Inc.'s trading policy, in which case, the first trading day of the first Window Period that begins thereafter and (b) the date on which you cease to be a director of GS Inc.; and will expire on November 26, 2010.

      In the future, any Options granted to you as part of the Annual Grant will:

            (i) be granted on the same date as the date of grant of any year-end equity awards granted generally to employees of GS Inc. and its affiliates for the prior fiscal year or, if no such equity awards are granted, on the last day of December in the fiscal year for which the Annual Grant is made;

            (ii) first become exercisable on the earlier of (a) the same date that year-end options granted generally to employees of GS Inc. and its affiliates for the prior fiscal year become exercisable or, if no such options are granted, on the first trading day in January three years after the date of grant unless that date is not during a Window Period, in which case the first trading day of the first Window Period that begins thereafter and (b) the date on which you cease to be a director of GS Inc;

            (iii) have an exercise price equal to the exercise price of any year-end options granted generally to employees of GS Inc and its affiliates for the prior fiscal year or, if no such options are granted, the closing price of GS Inc.'s common stock on the New York Stock Exchange on the date of grant of the Annual Grant; and
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                  common stock on the New York Stock Exchange on the date of grant of the Annual Grant; and

            (iv)  will expire ten years after the date of grant.

      We have enclosed various documents in connection with awards previously made to you. Please sign where indicated and return them to Bob Katz in the enclosed envelope. The remaining copies are for your records.

                                     Very truly yours,

                                     THE GOLDMAN SACHS GROUP, INC.


                                     By /s/ Henry M. Paulson, Jr.
                                        ----------------------------
                                        Henry M. Paulson, Jr.
                                        Chairman and Chief Executive
                                        Officer

Enclosures: RSU Award Agreement for Fiscal Year 2000 Annual Retainer
              and Committee Fees and Award Summary
            RSU Award Agreement for Fiscal Year 2000 Annual Grant
              and Award Summary
            Option Award Agreement for Fiscal Year 2001 Annual Grant
              and Award Summary
            Summary of the Stock Incentive Plan